Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Former Senator Hank Brown Appointed to Board of Directors

Denver, Colorado (November 3, 2008) – Guaranty Bancorp (Nasdaq: GBNK) announced today that former Senator Hank Brown has been appointed to the Company’s Board of Directors.  Mr. Brown was also appointed to the Board’s Compensation, Nominating and Governance Committee.  Mr. Brown is currently Senior Counsel with the law firm of Brownstein Hyatt Farber Schreck.  He also holds the Quigg and Virginia S. Newton Endowed Chair in Leadership at the University of Colorado, teaching in the political science department.  Throughout his distinguished career, he has served as President of the University of Colorado; the President and Chief Executive Officer of the Daniels Fund, a charitable foundation; President of the University of Northern Colorado; a United States Senator representing the State of Colorado; a member of the U.S. House of Representatives, representing Colorado’s 4th Congressional District for five consecutive terms; and Vice President of Monfort of Colorado.  Mr. Brown also served in the U.S. Navy, where he volunteered his service in Vietnam and was decorated for his combat service as a forward air controller.

John Eggemeyer, Chairman of the Board, stated, “We are very pleased and honored to have Hank Brown join our Board.  I, as well as each of the other members of the Board, welcome him and look forward to working with him.”

Dan Quinn, President and CEO, added, “Hank Brown is very well-respected in our Colorado community as well as on a national basis.  His experience, leadership and judgment will provide tremendous guidance to our Board and the Company.”

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.